AMENDED PLAN OF DISTRIBUTION

AMENDED PLAN OF DISTRIBUTION, entered into as of April 30, 2025, by Midas Series Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of Midas Discovery and Midas Special Opportunities, each a series of the Trust (each referred to herein as a “Series”).

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has entered into a distribution agreement (“Distribution Agreement”) with Midas Securities Group, Inc. (the “Distributor”), an affiliate of Midas Management Corporation (the “Investment Manager”), pursuant to which the Distributor has agreed to serve as the principal distributor for the Trust;

NOW, THEREFORE, the Trust hereby adopts this Plan of Distribution (the “Distribution Plan”) in accordance with Rule 12b-1 under the 1940 Act:

1. As Distributor for the Trust, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of a Series’ shares or the servicing and maintenance of shareholder accounts, including, but not limited to: advertising, direct mail, and promotional expenses; compensation to the Distributor and its employees; compensation to and expenses, including overhead and telephone and other communication expenses, of the Distributor, the Investment Manager, a Series, and selected broker dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts; fulfillment expenses, including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and internal costs incurred by the Distributor and allocated by the Distributor to its efforts to distribute shares of a Series, such as office rent and equipment, employee salaries, employee bonuses, and other overhead expenses.

2. A. Each Series is authorized to pay to the Distributor, as compensation for the Distributor’s distribution and service activities as defined in paragraph 13 hereof, a fee at the rate of 0.25% on an annualized basis of its average daily net assets. Such distribution fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trust’s Board of Trustees (“Board”) shall determine.

    B.  A Series may pay a distribution or service fee to the Distributor at a lesser rate than the fees specified in paragraph 2A, respectively, of this Plan of Distribution, in either case as mutually agreed to by the Trust and the Distributor.

3. This Plan of Distribution shall not take effect until it has been approved by the vote of: A. at least a majority of the outstanding voting securities of a Series, and B. both (i) a majority of those trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan of Distribution or any agreement related to it (the “Plan Trustees”), and (ii) a majority of all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan of Distribution and such related agreements.

4. This Plan of Distribution shall continue in effect for one year from its execution or adoption and thereafter for so long as such continuance is specifically approved at least annually by the Board and the Plan Trustees in the manner provided for approval of this Plan of Distribution in paragraph 3B.

5. The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under this Plan of Distribution and the purposes for which such expenditures were made. A reasonable allocation of overhead and other expenses of the Distributor related to its distribution and service activities, including telephone and other communication expenses, may be included in the information regarding amounts expended for such activities.

6. This Plan of Distribution may not be amended to increase materially the amount of fees provided for under paragraph 2A hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of a Series, and no material amendment to this Plan of Distribution shall be made unless approved by the Board and the Plan Trustees in the manner provided for approval of this Plan of Distribution in paragraph 3B.

7. The amount of the distribution and service fees payable by a Series to the Distributor under paragraph 2A hereof is not related directly to expenses incurred by the Distributor on behalf of the Series in serving as Distributor, and paragraph 2A hereof do not obligate a Series to reimburse the Distributor for such expenses. The distribution and service fees set forth in paragraph 2A hereof will be paid by a Series to the Distributor unless and until this Plan of Distribution is terminated or not renewed. If this Plan of Distribution is terminated or not renewed, any expenses incurred by the Distributor on behalf of a Series in excess of payments of the fees specified in paragraph 2A hereof which the Distributor has received or accrued through the termination date are the sole responsibility and liability of the Distributor, and are not obligations of the Trust.

8. Any other agreements related to this Plan of Distribution shall not take effect until approved by the Board and the Plan Trustees in the manner provided for approval of this Plan of Distribution in paragraph 3B.

9. Nothing contained in this Plan of Distribution shall prevent the Distributor or any affiliated person of the Distributor from performing services similar to those to be performed hereunder for any other person, firm, corporation or for its or their own accounts or for the accounts of others.

10. This Plan of Distribution may be terminated at any time by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of a Series.

11. While this Plan of Distribution is in effect, the selection and nomination of trustees who are not interested persons of the Trust shall be committed to the discretion of the trustees then in office who are not interested persons of the Trust.

12. The Trust shall preserve copies of this Plan of Distribution and any other agreements related to this Plan of Distribution and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan of Distribution, or the date of any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

13. For purposes of this Plan of Distribution, “distribution activities” shall mean any activities in connection with the Distributor’s performance of its services under this Plan of Distribution and the Distribution Agreement that are not deemed “service activities.” “Service activities” shall mean activities covered by the definition of “service fee” contained in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., as administered by the Financial Industry Regulatory Authority, or any amendment or successor to such rule.

14. As used in this Plan of Distribution, the terms: “Majority of the outstanding voting securities” and “interested person” shall have the same meaning as those terms have in the 1940 Act.

15. This Plan of Distribution shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent the applicable law of the State of the New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

  IN WITNESS WHEREOF, this Plan of Distribution is executed on the day and year set forth above.

ATTEST:	MIDAS SERIES TRUST
By: /s/ Donald Klimoski II	By: /s/ Russell Kamerman
Donald Klimoski II, Assistant Secretary	Russell Kamerman, Secretary

3